Contact:

Contact:
	Trans World Entertainment	MWW Group
	John J. Sullivan	Peter Gau
	EVP, Chief Financial Officer	(pgau@mww.com)
	(518) 452-1242	(201) 964-2377
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER 2007 RESULTS

          Albany, NY, November 21, 2007 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today announced that total sales decreased 12% to $260.6 million for the third quarter ended November 3, 2007, compared to $297.7 million in the third quarter of 2006. The Company operated, on average, 13% fewer stores during the third quarter of 2007, compared to the same period last year. Comparable store sales in the third quarter of 2007 decreased 4%. For the third quarter of 2007, the net loss was $14.3 million, or $0.46 per share. For the third quarter of 2006, the loss before extraordinary gain was $13.3 million, or $0.43 per share. After the extraordinary gain in the third quarter of 2006, the net loss was $11.4 million or $0.37 per share.

          “We continued to achieve positive comparable store sales in home video, video games, electronics and boutique during the third quarter, however, these results did not offset the decline in music,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Our third quarter comparable store sales results did, however, show improvement over the first two quarters of 2007.”

          Gross profit as a percentage of sales for the third quarter of 2007 was 35.1% versus 36.6% in the third quarter of 2006. SG&A as a percentage of sales was 40.8% compared to 40.4% last year.

          Sales for the thirty-nine week period ended November 3, 2007 decreased 8% to $814.2 million, compared to $884.5 million in 2006. Comparable store sales for the thirty-nine week period decreased 7%. Net loss for the thirty-nine week period was $33.4 million or $1.08 per share. Loss before extraordinary gain in 2006 was $31.5 million or $1.02 per share. The net loss after the extraordinary gain was $26.2 million, or $0.85 per share, in 2006.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, home video and video games and related products. The Company operates over 950 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at

www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

INCOME STATEMENTS:
(in millions, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	November 3,	% to	October 28,	% to	November 3,	% to	October 28,	% to
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

Sales	$260.6		$297.7		$814.2		$884.5

Cost of sales	169.3	64.9%	188.9	63.4%	520.5	63.9%	569.0	64.3%
Gross profit	91.3	35.1%	108.8	36.6%	293.7	36.1%	315.5	35.7%

Selling, general and
administrative expenses	106.3	40.8%	120.2	40.4%	321.5	39.5%	345.5	39.1%

Depreciation and amortization	8.9	3.5%	9.8	3.3%	27.3	3.4%	27.5	3.1%
Loss from operations	(23.9)	-9.2%	(21.2)	-7.1%	(55.1)	-6.8%	(57.5)	-6.5%

Other income	-	-	(0.1)	-	(0.1)	-	(4.0)	-0.5%
Interest expense	1.9	0.7%	1.7	0.6%	5.2	0.6%	4.1	0.5%
Loss before income taxes and extraordinary
gain - unallocated negative goodwill	(25.8)	-9.9%	(22.8)	-7.7%	(60.2)	-7.4%	(57.6)	-6.5%
Income tax benefit	(11.5)	-4.4%	(9.5)	-3.2%	(26.8)	-3.3%	(26.1)	-3.0%

Loss before extraordinary gain -
unallocated negative goodwill	(14.3)	-5.5%	(13.3)	-4.5%	(33.4)	-4.1%	(31.5)	-3.5%
Extraordinary gain - unallocated negative
goodwill, net of income taxes	-	-	1.9	0.6%	-	-	5.3	0.6%

NET LOSS	$(14.3)	-5.5%	$(11.4)	-3.9%	$(33.4)	-4.1%	$(26.2)	-2.9%

Basic and diluted loss per common share:
Loss per share before extraordinary gain -
unallocated negative goodwill	$(0.46)		$(0.43)		$(1.08)		$(1.02)
Extraordinary gain - unallocated negative	-		0.06		-		0.17
goodwill, net of income taxes
Basic and diluted loss per common share	$(0.46)		$(0.37)		$(1.08)		$(0.85)
Weighted average number of
common shares outstanding - basic and diluted	31.1		30.8		31.0		30.8

SELECTED BALANCE SHEET CAPTIONS:					November 3,		October 28,
(in millions, except store data)					2007		2006

Cash and cash equivalents					$15.5		$13.5
Merchandise inventory					569.1		656.2
Fixed assets (net)					119.9		134.7
Accounts payable					264.6		333.7
Borrowings under line of credit					81.8		71.6
Long-term debt, less current portion					13.5		16.9

Stores in operation					962		1,121